Exhibit 10.9

CAPE SAVINGS BANK

FORM OF AMENDED AND RESTATED PHANTOM RESTRICTED STOCK

AGREEMENT

THIS AGREEMENT, originally entered into on the ___ day of __________, ________, by and between CAPE SAVINGS BANK, a State/Mutual Savings Bank located in Cape May Court House, New Jersey (the “Company”), and ______________ (the “Executive”) and amended on _________ __, ____ and _________ __, ____, is hereby amended and restated on this ________ day of __________________, _____, and shall be effective as of January 1, 2005.

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into a Phantom Restricted Stock Agreement on ______, ____, as a means to encourage the Executive to remain employed with the Company and to provide the Executive with an incentive benefit;

WHEREAS, the Company provided Executive an initial allocation of ________ shares of Phantom Stock to a Phantom Stock Account on November 1, 2000, and a subsequent allocation of _____ shares of Phantom Stock to a Phantom Stock Account on _________ __, _____;

WHEREAS, this Agreement is considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for Executive, a member of a select group of management or highly compensated employees of the Company for purposes of the Employee Retirement Income Security Act of 1974, as amended;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) requires that certain types of nonqualified deferred compensation plans comply with its terms or subject the recipient of the compensation to current taxes and penalties; and

WHEREAS, the Company and Executive desire to amend and restate the Agreement in order to comply with Code Section 409A, and for certain other purposes.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Account Balance” means the undistributed value of the Executive’s Phantom Stock Account at any given point in time.

1.2 “Capital Account” means the sum of: (a) retained earnings determined from the Company’s financial statements according to Generally Accepted Accounting Principles (“GAAP”), excluding any market value adjustments pursuant to Statement of Financial Accounting Standards 115, plus (b) the Company’s general loan loss reserve.

1.3 “Capital to Asset Ratio” means the Capital Account at the end of a Plan Year divided by the average total assets for the same Plan Year as determined under GAAP.

1.4 “Change in Control” means (i) a change in ownership of the Company under paragraph (a) below, or (ii) a change in effective control of the Company under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Company under paragraph (c) below:

(a)	Change in the ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(b)	Change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35% or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Company is another corporation.

(c)	Change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(d)	For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Treasury Regulation Section 1.409A-3(g), except to the extent that such proposed regulations are superseded by subsequent guidance.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Early Termination” means that the Executive, prior to Plan Year 10 (the “Normal Benefit Date”), has terminated employment with the Company for reasons other than Termination for Cause (see Section 7.2), following a Change in Control or death.

1.7 “Effective Date” The original Effective Date of this Agreement was November 1, 2000. The amendment and restatement is effective as of January 1, 2005, in order to conform to Code Section 409A.

1.8 “Normal Benefit Date” means the end of Plan Year 10.

1.9 “Phantom Stock” means the hypothetical number of shares of the Company’s common stock that would be issued at an initial price of $10.00 per share. The Phantom Stock is used solely as a measurement tool; no Company stock will be purchased, sold, registered, or issued in connection with this Agreement. The Executive will only be entitled to cash, and not stock in lieu of cash. The Executive will not receive any stock or stock rights by virtue of this Agreement.

1.10 “Plan Year” means each 12-month period commencing on November 1 and ending on October 31.

1.11 “Separation from Service” means the Executive’s death, retirement or Termination of Employment with the Company. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Executive’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Executive’s right to reemployment is not provided by law or by contract, then the Executive shall be deemed to have a Separation from Service on the first date immediately following such six-month period.

The Executive shall not be treated as having a Separation from Service if the Executive provides more than insignificant services for the Company following the Executive’s actual or purported Separation from Service with the Company. Services shall be treated as not being insignificant if such services are performed at an annual rate that is at least equal to 20% of the services rendered by the Executive for the Company, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such shorter period of employment) and the annual base compensation for such services is at least equal to 20% of the average base compensation earned during the final three full calendar years of employment (or if employed less than three years, such shorter period of employment).

Where the Executive continues to provide services to the Company, a Separation from Service will not be deemed to have occurred if the Executive is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediate preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual base compensation for such services is 50% or more of the annual base compensation earned during the final three full calendar years of employment (or if less, such lesser period).

1.12 “Specified Employee” means, in the event the Company or a corporate parent is or becomes a publicly traded company, a key employee within the meaning of Code Section 416(i) without regard to paragraph 5 thereof.

1.13 “Termination of Employment” means the Executive ceases to be employed by the Company or any of its subsidiaries for any reason, voluntarily or involuntarily, other than by reason of an approved leave of absence. If required by Code Section 409A, the Executive’s Termination of Employment shall be deemed to be defined in accordance with the definition of Separation from Service set forth thereunder.

Article 2

Phantom Restricted Stock Allocation

The Executive’s Phantom Restricted Stock Account (“Phantom Stock Account”) was established with an initial allocation of _______ shares of Phantom Stock as of the Effective Date of this Agreement and a subsequent allocation of an additional ____ shares of Phantom Stock as of __________ __, _____ (collectively, the “Phantom Stock Allocation”).

Article 3

Phantom Restricted Stock Account

3.1 Establishing and Crediting. The Company shall establish a Phantom Stock Account on its books for the Executive. The value of the Phantom Stock Account is determined as follows:

3.1.1 Valuation for Plan Years 1 Through 10. On October 31 of each Plan Year 1 through 10, the value of the Phantom Stock Account is determined by multiplying the Phantom Stock Allocation by the Current Adjusted Price Per Share, as defined below.

(a) “Initial Price Per Share” is the beginning per share value of the Phantom Stock, which is $10.00.

(b) “Current Adjusted Price Per Share” is determined by increasing the beginning of the Plan Year Phantom Stock value per share by the Annual Growth Rate. In no event will the Current Adjusted Price Per Share exceed $31.06 for valuation purposes. If there are Extraordinary Items as defined in Section 3.1.3, the total outstanding Phantom Stock shares may be adjusted.

(c) “Annual Growth Rate” is determined by multiplying the percentage increase in the Company’s Capital Account during the Plan Year by the Adjustment Factor.

(d) “Adjustment Factor” is determined by dividing the Company’s Capital to Asset Ratio for the Plan Year by a base rate of 8.00 percent. If the Annual Growth Rate is negative in any Plan Year, the Adjustment Factor for that year may not be less than 1.00.

(e) If the Annual Growth Rate as determined above exceeds 12.00 percent for any Plan Year, the rate used in the determination of the Current Adjusted Price Per Share will be 12.00 percent. In addition, the excess above 12.00 percent may be carried over to subsequent Plan Years and added to the Annual Growth Rate determined for that Plan Year to the extent that the Annual Growth Rate in the subsequent Plan Year does not exceed 12.00 percent. No amount above 12.00 percent may be carried back to prior Plan Years.

An example of the calculation of Current Adjusted Price Per Share is as follows:

	Assumptions	Results
(A)	Phantom Stock Allocation	10,000 shares
(B)	Initial Price Per Share	$10.00
(C)	Actual percentage increase in Capital Account	8.00 percent
(D)	Capital to Asset Ratio	12.00 percent
(E)	Adjustment Factor = (D) divided by 8.00 percent	1.50
(F)	Adjusted percentage increase in Capital Account = (C) times (E)	12.00 percent
(G)	Current Adjusted Price Per Share = ((B) times (1 plus (F))	$11.20
(H)	Phantom Stock Account Value = (A) times (G)	$112,000

3.1.2 Interest on Phantom Stock Account Balance. Unless otherwise specified in this Agreement, no interest shall be credited to the Phantom Stock Account during Plan Years 1 through 10.

3.1.3 Extraordinary Items. In the event of the Company’s merger with a mutual institution, conversion to a stock company or other material change in the Company’s total capitalization that occurs after the establishment by the Company of the Executive’s Phantom Stock Account, the number of outstanding Phantom Stock shares subject to this Agreement may be adjusted appropriately by the Company, whose determination shall be conclusive.

3.2 Statement of Accounts. The Company shall provide to the Executive, within 120 days following the end of each Plan Year this Agreement is in effect, a statement setting forth the Phantom Stock Account Balance, stating the number of Phantom Stock shares and detailing the calculation of the value of the Executive’s Phantom Stock Account.

3.3 Accounting Device Only. The Phantom Stock Account is solely a device for measuring amounts to be paid under this Agreement. The Phantom Stock Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors.

Article 4

Lifetime Benefits

4.1 Benefit at Normal Benefit Date. If the Executive reaches the Normal Benefit Date while in continuous employment with the Company, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement. However, if there has been a Change in Control prior to the Normal Benefit Date, the Executive’s benefits shall be determined pursuant to Section 4.3, even if the Executive remains employed by the successor company until the Normal Benefit Date.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is 100 percent of the value of the Phantom Stock Account for the month ending immediately prior to the Normal Benefit Date.

4.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive in equal monthly installments determined by calculating a 180-month fixed annuity, crediting interest on the unpaid balance at an annual rate of 7.72 percent with monthly compounding, commencing on the first day of the month following the Executive’s Normal Benefit Date.

4.1.3 Option to Defer Receipt of Benefits. In the event the Executive wishes to delay receipt of benefits under this Section 4.1, Exhibit 1 must be provided to the Company prior to the end of either (i) the transition period under Code Section 409A or (ii) Plan Year 9 and, in each case, must conform to the requirements of Code Section 409A, as set forth in Exhibit 1. Interest shall be credited on the Account Balance following the end of Plan Year 10 at an annual rate of 7.72 percent with monthly compounding until the date specified on Exhibit 1. Commencing on the first day of the month immediately after the date specified, the Account Balance shall be annuitized according to Section 4.1.2.

4.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1 Amount of Benefit. The benefit amount under this Section 4.2 is the value of the Phantom Stock Account for the month ending immediately prior to the Executive’s Termination of Employment, multiplied by the Vesting Percentage pursuant to the following vesting schedule:

Plan Year	Ending Oct. 31	Vesting Percentage
1	2001	10%
2	2002	20%
3	2003	30%
4	2004	40%
5	2005	50%
6	2006	60%
7	2007	70%
8	2008	80%
9	2009	90%
10	2010	100%

4.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive in equal monthly installments determined by calculating a 180-month fixed annuity, crediting interest on the unpaid balance at an annual rate of 7.72 percent with monthly compounding, commencing on the first day of the month following the end of the Plan Year in which the Executive’s Termination of Employment occurs, provided, however, that in the event Executive is a Specified Employee, such payment shall commence not later than the first day of the seventh month following the Executive’s Separation from Service. In such case, the first six (6) monthly installments shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Executive’s Separation from Service in addition to payment of the seventh scheduled monthly installment to the Executive.

4.3 Change in Control Benefit. If the Executive is employed by the Company at the date a Change in Control occurs, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1 Amount of Benefit. The benefit amount under this Section 4.3 is the greater of: (a) the projected value of the Executive’s Phantom Stock Account in Plan Year 10, which is $__________; or (b) the Executive’s Phantom Stock Allocations multiplied by the actual price per share after the Change in Control occurs. “Actual price” shall mean the price paid per share to an acquiror.

4.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive in equal monthly installments determined by calculating a 180-month fixed annuity, crediting interest on the unpaid balance at an annual rate of 7.72 percent with monthly compounding, commencing on the first day of the month following the end of the Plan Year in which the Executive’s Termination of Employment occurs, provided, however, that in the event Executive is a Specified Employee, such payment shall commence not later than the first day of the seventh month following the Executive’s Separation from

Service. In such case, the first six (6) monthly installments shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Executive’s Separation from Service in addition to payment of the seventh scheduled monthly installment to the Executive. Notwithstanding anything herein to the contrary, the Executive may elect to receive a lump sum benefit upon the Executive’s Separation from Service in connection with or following a Change in Control (or on the first day of the seventh month following Separation from Service if Executive is a Specified Employee). The Executive shall make this election on the Change in Control Election Form attached hereto as Exhibit 2. Such election, if made, shall be made no later than December 31, 2006 (or if later, the last day of the transition period under Code Section 409A).

Article 5

Death Benefits

5.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1 Amount of Benefit. The benefit in this Section 5.1 is the greater of: (a) 100 percent of the value of the Phantom Stock Account for the month ending immediately prior to the Executive’s death; or (b) $                    .

5.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive’s beneficiary in equal monthly installments determined by calculating a 180-month fixed annuity, crediting interest on the unpaid balance at an annual rate of 7.72 percent with monthly compounding, commencing within 60 days of the Company’s receipt of the Executive’s death certificate.

5.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

5.3 Death After Termination of Employment But Before Commencement of Benefit Payments. If the Executive is entitled to a benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following written notification to the Company of the Executive’s death.

Article 6

Beneficiaries

6.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7

General Limitations

7.1 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be an excess parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4.

7.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Company.

7.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

7.4 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company, or any other reason, provided however that the Company shall evaluate the reason for the denial, and upon advice of Counsel and in its sole discretion, consider judicially challenging any denial.

7.5 Competition After Termination of Employment. The Company shall not commence or continue to pay any benefit under this Agreement if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 25 mile radius) of the main office of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or retirement. This Section 7.5 shall not apply following a Change in Control.

7.6 Distribution of De Minimus Benefit. Notwithstanding anything in this Agreement to the contrary, if the Executive’s Phantom Stock Account (when added together with all of his benefits under all nonqualified deferred compensation plans maintained by the Company) is $10,000 or less at the time of the distribution event, payment shall be made in a lump sum, even if the Executive’s election on Exhibit 1 specifies a different form of payment, and such payment shall be made before the later of (i) December 31 of the year in which the Executive incurs a Termination of Employment with the Company or (ii) the 15th day of the third month following the Executive’s Termination of Employment with the Company.

Article 8

Claims and Review Procedures

8.1 Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

8.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Agreement on which the denial is based,

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

8.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

8.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Agreement on which the denial is based,

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 9

Amendments and Termination

9.1 Amendment. This Agreement may be amended only by a written agreement signed by the Company and the Executive.

9.2 Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Agreement, the Agreement shall cease to operate and the Company shall pay out to the Executive his Phantom Stock Account as if the Executive had terminated service as of the effective date of the complete termination. Such complete termination of the Agreement shall occur only under the following circumstances and conditions:

(a) The Board of Directors of the Company (the “Board”) may terminate the Agreement within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Board may terminate the Agreement within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Company are terminated so that the Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c) The Board may terminate the Agreement provided that (i) all arrangements sponsored by the Company that would be aggregated with this Agreement under Proposed Treasury regulations section 1.409A-1(c) if the Executive covered by this Agreement was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Proposed Treasury regulations section 1.409A-1(c) if the Executive participated in both arrangements, at any time within five years following the date of termination of the arrangement.

Article 10

Miscellaneous

10.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

10.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred (other than upon the death of the Executive), assigned, pledged, attached or encumbered in any manner.

10.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

10.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of New Jersey, except to the extent preempted by the laws of the United States of America.

10.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

10.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

10.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Interpreting the provisions of the Agreement;

(b) Establishing and revising the method of accounting for the Agreement;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.11 Recovery of Estate Taxes. If the Executive’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive’s estate, then the Executive’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive’s gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.

10.12 Construction and Severability. This Agreement is adopted following the enactment of Code Section 409A and is intended to be construed consistent with the requirements of that Section, the Treasury regulations and other guidance issued thereunder. If any provision of the Agreement shall be determined to be inconsistent therewith for any reason, then the Agreement shall be construed, to the maximum extent possible, to give effect to such provision in a manner that is consistent with Code Section 409A, and if such construction is not possible, as if such provision had never been included. In the event that any of the provisions of this Agreement or portion thereof are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held to be invalid or inoperative, and (2) the invalidity and enforceability of the remaining provisions will not be affected thereby.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

CAPE SAVINGS BANK

By
Title

EXHIBIT 1

TO

CAPE SAVINGS BANK

AMENDED AND RESTATED

PHANTOM RESTRICTED STOCK AGREEMENT

Option to Defer Receipt of Benefits

According to the terms of Section 4.1.3 of this Agreement, I understand that I may elect to defer receipt of my Phantom Stock Account beyond Plan Year 10, provided that I make such election before the end of Plan Year 9. I understand that any change to the Option to Defer Receipt of Benefits made after December 31, 2006 (or such later date as may be specified in Treasury regulations or rulings):

(a)	may not accelerate the time or schedule of any distribution, except as allowed by the Secretary of the Treasury;

(b)	must, for benefits payable upon the Normal Benefit Date, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Accordingly, I elect to receive the benefits provided therein commencing on the first of the month immediately following the date specified below:

Date: _________________________________

Signature ______________________________

Date __________________________________

Received by the Company this ______ day of _________________, 20___.

By
Title

EXHIBIT 2

TO

CAPE SAVINGS BANK

AMENDED AND RESTATED

PHANTOM RESTRICTED STOCK AGREEMENT

Change in Control Election Form

According to the terms of Section 4.3.2 of this Agreement, I understand that I may elect to receive a lump sum distribution upon my Termination of Employment (which Termination of Employment shall qualify as a Separation from Service for purposes of Code Section 409A) in connection with or following a Change in Control and that such election must be made no later than December 31, 2006 (or such later date as may be specified in Treasury regulations or rulings).

In the event of a Change in Control of the Company, I hereby elect to receive my Phantom Stock Account in the following form (check one):

☐	Lump Sum Distribution

☐	Substantially equal monthly payments over a period of 180 months

Signature ______________________________

Date __________________________________

Received by the Company this ______ day of _________________, 20___.

By
Title

BENEFICIARY DESIGNATION

CAPE SAVINGS BANK

AMENDED AND RESTATED

PHANTOM RESTRICTED STOCK AGREEMENT

☐	New Designation

☐	Change in Designation

I, ________________________________, designate the following as beneficiary of benefits under the Agreement payable following my death:

Primary:

__________________________________________________________________________________	_____	%

__________________________________________________________________________________	_____	%

Contingent:

__________________________________________________________________________________	_____	%

__________________________________________________________________________________	_____	%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Company, which shall be effective only upon receipt and acknowledgment by the Company prior to my death. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name: _______________________________

Signature: _______________________________ Date: ____________

Received by the Company this ________ day of ________________, 2___.

By:
Title: